Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
C&J Energy Services, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333‑222281 and 333-216515) on Form S-3 and (No. 333-215550) on Form S-8 of C&J Energy Services, Inc. of our reports dated March 1, 2018, with respect to the consolidated balance sheets of C&J Energy Services, Inc. as of December 31, 2017 (Successor) and 2016 (Predecessor), the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for the year ended December 31, 2017 (Successor), and for the years ended 2016 and 2015 (Predecessor), and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10‑K of C&J Energy Services, Inc.

/s/ KPMG LLP

Houston, Texas
March 1, 2018